LOAN AGREEMENT
This LOAN AGREEMENT (hereinafter called "this Agreement") is made as of this
day of    between PSMT (BARBADOS) Inc.,
a Company registered under the provisions of the Companies Act, Chapter 308 of the Laws of Barbados as Company Number 32341, being an amalgamation of PSMT (Barbados) Inc. and Regan Lodge Inc. by virtue of a Certificate of Amalgamation dated the lst day of September 2009 and having its registered office situate at Chancery House, High Street, Bridgetown in Barbados (hereinafter called "the Borrower"), of the One Part, and CITICORP MERCHANT BANK LIMITED, a Company incorporated in Trinidad and Tobago, having registered as an external Company under the laws of Barbados and licensed under the Financial Institutions Act of Barbados and having a place of business in Barbados situate at Cedar Court, Wildey Business Park, Wildey, St. Michael, Barbados (hereinafter called "the Lender"), of the Other Part.
WHEREAS:
(1)The Borrower has requested, and the Lender has agreed to make available to the
(2)Borrower, loan facilities, in the aggregate amount of eight million Barbados Dollars (BDS$8,000,000), for the purpose of assisting with working capital requirements of the Borrower under the terms and conditions contained herein;
(3)As security for the loan herein, the Lender has agreed to take the Mortgage Debenture
(4)more particularly described herein to constitute a first Charge over the fixed and floating assets of
(5)the Borrower and a Guarantee from PriceSmart, Inc., under the terms and conditions contained
(6)herein and therein.
NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND OTHER GOOD AND VALUABLE CONSIDERATION (RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED), IT IS AGREED BY THE BORROWER AND THE LENDER AS FOLLOWS:
1. GENERAL TERMS OF LOAN

1.1
(a) Commitment. The Lender hereby agrees to make (on the terms and conditions set förth herein) the advance to the Borrower (the "Advance"), and the Borrower hereby agrees to obtain and accept (on the terms and conditions set förth herein) such Advance, in the aggregate principal amount of BDS$8,000,000.00 (Eight Million Barbados Dollars and 00/100) (the "Facility"). The Borrower shall cause the satisfaction of all conditions precedent to any disbursement, as such conditions are set forth herein.

1.2Use of Advances. The Advance hereunder shall be used to provide assist with
1.3the working capital requirements of PSMT.
1.4Term of the Advance. The Advance is made for a term of seven (7) years.
1.5Business Days. For purposes of this Agreement, "Business Day" means any
1.6day on which banks in Barbados are not required or authorized to close.
1.7(a) Repaying Advance. The Borrower hereby promises to pay the Lender (in BDS dollars) on each Payment Date (as defined in this paragraph), or such other date or dates as may be agreed from time to time by the Lender and the Borrower or on demand in the event of a demand for payment of the same being made by the Lender in accordance with the terms of this Agreement as the case may be, one twenty-eighth (1/28) of the original principal amount of the Advance.
As used herein, "Loan Date" shall mean the date as of which the Lender disburses the Advance in respect of the Facility hereunder and "Payment Date" means that certain date three (3) calendar months after the

Loan Date of the Advance. The second "Payment Date" hereunder is the date three (3) calendar months after the first Payment Date ~ that is, the same day of the calendar month beginning three (3) months after the first Payment Date. Thereafter each successive Payment Date" occurs three (3) calendar months after the immediately preceding Payment Date. The twenty-eighth (28th) Payment Date is the final Payment Date hereunder and occurs seven (7) years after the Loan Date of the Advance.
(b)    Repaying Interest on Advance,    The Borrower hereby promises to
pay to the Lender in Barbados Dollars (BDS$), on each Payment Date, any unpaid interest which has by then accrued on the outstanding principal amount of the Advance at the rate of interest provided below in this Clause 1.05.
(c)    Interest on Advance.    During each Interest Period (as
defined in this Clause 1.05) from the date the Advance is disbursed until the final Payment Date, interest shall accrue hereunder on the outstanding principal amount of the Advance at the following per annum rate (the "Interest Rate") for each Interest Period: the Barbados prime lending rate as determined by the Lender from time to time, less two hundred (200) basis points or such increased or reduced rate of interest as may from time to time be in force under the provisions of this Agreement;
The first "Interest Period" hereunder begins on (and includes) the Loan Date and ends three (3) calendar months thereafter. Each subsequent "Interest Period" begins on (and includes) the Payment Date occurring one day after the final day of the preceding Interest Period and ends three (3) calendar months thereafter; provided that the Interest Period that includes the final Payment Date hereunder ends on that final Payment Date.
1.1Interest on Other Amounts.    "Additional Debt" means any Obligation of
1.2the Borrower arising under this Agreement other than for interest or for repayment of the
1.3Advance or of a portion thereof. Interest shall accrue on any Additional Debt which is past due
1.4hereunder at a fluctuating per annum rate of interest equal to two percent (2%) above the
1.5Lender's prime lending rate as determined by the Lender from time to time (the "Additional
1.6Debt Rate"), with each change in such rate of interest becoming effective on the effective date of
1.7each change in the Barbados prime lending rate,
1.8(a) Payments Generallv.    The Borrower shall, without any setoff or
1.9counterclaim, make each payment due hereunder to the Lender at such address in Barbados as
1.10the Lender may now or hereafter designate to the Borrower in writing, on the day when such
1.11payment is due hereunder, in immediately available funds and in Barbados dollars. A payment
1.12to the Lender shall be deemed to be made and received on the date when immediately available

1.13funds are actually received by the Lender (provided such date is a Business Day and the funds in
1.14questions are advised, or such payment is otherwise received, by 2:00 o'clock p.m., local time or,
1.15if such date is not a Business Day or such payment is not received by 2:00 o'clock p.m., on the
1.16first Business Day thereafter).

(a)Application of Pavments. Unless otherwise expressly provided herein, all payments hereunder shall be applied first against accrued interest, then against any Additional Debt which at such time is due or past due hereunder, and then against outstanding principal hereunder.
(b)Actions on Business Davs. If any provision of this Agreement appears (in light of the circumstances existing at any time) to require that a payment be received, funds be applied or any event occur on any day other than a Business Day, then such provision shall be deemed to have been complied with if such event occurs on the next Business Day after such date, although any such extension of time shall be included in the computation and payment of any interest or fee.
(c)Computation of Interest Generallv. All computations of interest hereunder
(d)shall be made by the Lender on the basis of a year of three hundred sixty-five (365) days and the
(e)actual number of days elapsed in the period for which such interest is payable. In no event, however, shall the effective interest rate hereunder exceed the maximum rate permitted by applicable law. All computations of interest made by the Lender hereunder shall, absent manifest error, be conclusive.
1.08    (a) Prepavments.    If the Borrower, on one or more occasions, elects to
make to the Lender a prepayment (satisfying the conditions below) to be applied by the Lender against the outstanding principal of the Advance hereunder, the Borrower: (i) shall cause any such payment (a "Prepayment") to be made to the Lender on a date not later than five (5) Business Days after written notice and in an amount not less than four million Barbados Dollars (BDS$400,000.00); and (ii) shall furnish the Lender at least five (5) Business Days' advance written notice stating the amount of such Prepayment and the date on which it will be made. Once the Borrower has given the Lender such written notice, the Borrower's election to make such Prepayment on such date and in such amount shall be irrevocable by the Borrower. Before any Prepayment is applied against all or any part of the outstanding principal amount of the Advance, it shall be applied against all accrued but unpaid interest on the Advance.
(b) Notwithstanding anything contained in Clause 1.08(a) hereof, if such prepayment pursuant to Clause 1.08(a) is for the prepayment in füll of all obligations under this Loan Agreement in connection with a termination of this Loan Agreement and is being paid by the Borrower from the proceeds of another transaction, then such prepayment may be conditioned upon the closing of such other transaction provided that (i) if such prepayment is not made on the date set forth in the applicable notice, the Borrower shall be obligated to pay to the Bank any resulting loss, cost or expense incurred by it, including (without limitation), any loss (including loss of anticipated profits), cost or expense incurred in obtaining, liquidating or reemploying deposits or other fünds acquired by the Bank to maintain this Loan Agreement and (ii) the Bank shall have no Obligation to accept such prepayment later than five (5) Business Days after the date set forth in the notice referred to in Clause 1.08(a) hereto.
1.09    Termination of Facility. Notwithstanding any other provisions hereof, the Lender shall not have any Obligation to make an advance hereunder if any Event of Default (as defined herein below) has occurred.

2.    CONDITIONS OF LENDING
2.01    Conditions Precedent to Advance. Notwithstanding any other provisions of this
Agreement, the Obligation of the Lender to make the Advance hereunder is subject to the condition precedent that, three (3) Business Days (or more) before the date the Advance is disbursed, the Lender shall have received an original or duplicate original of this Agreement duly executed by the Borrower, as well as the following (in form and substance satisfactory to the Lender):
(a) A certified copy of a resolution or resolutions of the board of directors of the Borrower, signed by the Secretary thereof, (i) authorizing the borrowing, and the confirming the grant of a security interest in the Collateral (as hereinafter defined), contemplated hereby and conferring authority on the officers or other persons named therein to execute this Agreement, and (ii) authenticating the signatures of such officers or other persons for such purposes;
(a)A guarantee (hereinafter called "the Guarantee"), which shall be duly
(b)executed by PriceSmart, Inc., in the form of Exhibit "B" hereto and shall guarantee the payment
(c)of the füll amount of all the Borrower's obligations to the Lender at any time or times arising
(d)hereunder;
(e)The approval of the Exchange Control Authority of the Central Bank of
(f)Barbados for the Facility and for the Guarantee;
(d) Copies of any additional documents evidencing or relating to any other corporate actions or governmental approvals (with respect to this Agreement, the Mortgage Debenture and the Guarantee) which the Lender may reasonably request;
(g) Evidence of property, casualty and all-risk insurance (with respect to the Collateral) issued (in such manner and amounts as are acceptable to the Lender) by such insurance Company or companies as are acceptable to the Lender, and evidence that the Lender is named as additional loss payee with regard to all such insurance;
(h) A current valuation from a valuer on the Lender's panel of approved valuers, showing what the property situated at the Corner of Lodge Hill and Green Hill, Warrens in the parish of St. Michael in Barbados will be upon completion of the proposed improvements to the said property;
(i) Any legal opinions or other documents reasonably requested by the Lender in form and substance reasonably satisfactory to the Lender; and
Notwithstanding any other provisions of this Agreement, the Obligation of the Lender to disburse the proceeds of the Advance to the Borrower shall also be subject to (in addition to all other conditions set forth in this Agreement) the further conditions precedent that:
(A)As of the date of disbursement of the Advance, the following
(B)Statements shall be true (and the Lender shall have received a certificate signed by a duly
(C)authorized officer of the Borrower, dated the date of disbursement of the Advances, stating that
(D)the following Statements are true): (I) the representations and warranties contained in Clause 3 of
(E)this Agreement are correct in all material respects on and as of the date of disbursement of the

(F)Advance,; (II) no event has by then occurred, or would result from the Advance, which
(G)constitutes an Event of Default (as defined herein below) or would constitute an Event of Default
(H)but for the requirement that notice be given or time elapse or both; and (III) there has by then
(I)been no material, adverse change in the financial condition, operations or Performance of the
(J)Borrower since the date (the "Approval Date") of the most recent balance sheets and profit and
(K)loss accounts on the basis of which the credit facility established hereunder was approved by the
(L)Lender; and
(M)As of the date of disbursement of the Advance, there shall have
(N)been, in the Lender's good-faith judgment, no material, adverse change (since the Approval Date)
(O)in either (I) the country risk associated with the credit facility established hereunder, or (II) the
(P)ability of the Borrower to perform all of its obligations hereunder.
3. SECURITY
The parties hereto have agreed that the security for the Advance shall be (i) a mortgage debenture duly executed by the Borrower and Regan Lodge Inc. in favour of the Lender dated the 15th day of November, 2007 and lodged on the lOth day of December 2007 at the Corporate Affairs Office in Volume 55/125 stamped to secure nine million Barbados Dollars (BDS$9,000,000.00) and four million five hundred thousand United States of America Dollars (US $4,500,000.00) ("the Mortgage Debenture") which shall secure the payment of (and shall be stamped to cover) the füll amount of all the Borrower's obligations to the Lender at any time or times arising hereunder, and which shall afford the Lender a perfected, first-priority security interest in the assets of the Borrower described therein, along with all proceeds thereof, replacements therefor and additions thereto (hereinafter called "the Collateral"); and (ii) the Guarantee.
4.    REPRESENTATIONS AND WARRANTIES
4.01    Representations and Warranties. The Borrower hereby represents and warrants to the Lender (and the Borrower shall be deemed to represent and warrant to the Lender continuously after the date hereof for so long as this Agreement remains in effect or any part of the Advance or any other sum is or may become due from the Borrower to the Lender hereunder) that, as of the date of this Agreement and as at the date of the Advance (and as of every other date on which such representations and warranties are deemed given):
(a)    The Borrower is a corporation duly organized and operating and in good
Standing in and under the laws of Barbados;

(b)	The execution, delivery and Performance by the Borrower of this
Agreement and of the Mortgage Debenture:

i) are within the Borrower's corporate powers;
ii) have been duly authorized by all necessary corporate action, including the approval of the Borrower's board of directors;
üi) do not contravene (A) the Borrower's Charter or any other of its internal rules, (B) in any material respect, any applicable law, treaties or regulations, or any duty or Obligation of the Borrower, except as may be expressly permitted hereunder, (C) any material indenture, mortgage, trust deed, bond or other instrument or agreement of the Borrower or by which either of them is bound, or (D) except as may be expressly permitted hereunder, in any material respect any award, order, judgment, regulation, injunction, resolution, determination or other ruling of any court or governmental authority, agency or instrumentality binding upon the Borrower;
iv) do not constitute or result in (even if notice is given, time elapses or both) a default, event of default or event of acceleration under any material contract binding upon or affecting (A) the Borrower, (B) any of the Collateral granted to the Lender under the Mortgage Debenture, (C) any payments thereon, or (D) any other proceeds thereof; and
v) do not result in or require the creation of any lien, security interest, charge or encumbrance (other than as provided herein) upon or with respect to any of the Collateral.
(a)No further authorization or approval or other action by, and no further
(b)notice to or filing or registration with, any governmental authority or regulatory body is required
(c)for the due execution, delivery and Performance of this Agreement.
(d)This Agreement and the Mortgage Debenture executed by the Borrower
(e)are legal, valid and binding obligations of the Borrower enforceable against the Borrower in
(f)accordance with their terms.
(g)The Borrower is not in violation or breach of, or in default under, any law
(h)or regulation, any duty or Obligation, or any indenture, mortgage, trust deed or other instrument
(i)or agreement of the Borrower or by which it is bound, so as to materially and adversely affect,
(j)in any of the foregoing instances, the Borrower's ability to perform its obligations hereunder or
(k)under this Agreement or the Mortgage Debenture; and, as of the date of this Agreement, there is
(l)no pending or, to the Borrower's knowledge, threatened action or proceeding affecting the
Borrower before any court, governmental agency or arbitrator which may materially and adversely affect the assets, financial condition or operations of the Borrower or the ability of the Borrower to execute, deliver or perform (or the ability of the Lender to enforce) this Agreement or the Mortgage Debenture.
(a)The obligations of the Borrower hereunder are direct, unconditional and
(b)general commercial obligations.
(c)No Event of Default (as defined below) or other event, which, with the

(d)giving of notice and/or lapse of time, would constitute an Event of Default, has occurred and is
(e)continuing uncured.
(h) The balance sheets and profit and loss accounts, whether audited or unaudited, of the Borrower as of May 31, 2012, heretofore delivered to the Lender (such balance sheets and profit and loss accounts being the "Financial Accounts") were prepared in accordance with generally accepted accounting principles and practices consistently applied; as of the dates of the respective Financial Accounts, the Borrower did not have any material liabilities (contingent or otherwise) not disclosed by or reserved against in such Financial Accounts; and there has been no material, adverse change in the financial position of the Borrower from that reflected in the Financial Accounts.
(i) Except for the Permitted Liens, the Collateral is free and clear of any and all charges, liens or other encumbrances except any in favor of the Lender created under this Agreement and the Mortgage Debenture.
5. COVENANTS
5.01    General Covenants. At any and all times while this Agreement remains in effect or any part of the Advance or any other sum is or may become due from the Borrower to the Lender hereunder, the Borrower, unless the Lender shall otherwise expressly consent in writing:-
(a)Shall duly and punctually pay, when due hereunder, each principal
(b)payment and any interest owing the Lender hereunder and any other sums owing to the Lender
(c)hereunder or under the Mortgage Debenture;
(d)Shall utilize the Advance as provided in Clause 1.02;
(e)Shall permit the Lender (at any time and from time to time during the
(f)Borrower's usual business hours, and after reasonable notice to the Borrower) to (i) inspect (or
(g)inspect copies of) the Borrower's records and documents relating to the Advance, to the
(h)Mortgage Debenture or to any related transaction involving any Collateral, and (ii) discuss any
(i)of the foregoing matters with any officer or officers of the Borrower knowledgeable as to such
(j)matters; and
(k)Shall furnish to the Lender the following, all with a degree of detail
(l)reasonably satisfactory to the Lender:
(i) Notice of any Event of Default as soon as possible after the occurrence of such Event of Default but in any event no later than ten (10) calendar days after the occurrence of such Event of Default, and of any other event which, with the giving of notice and/or lapse of time or both, would constitute an Event of Default, at the same time informing the Lender of any action taken or proposed to be taken by the Borrower in connection therewith;
(ü) Prompt notice of any material litigation or other proceeding affecting the Borrower or their respective property before any court or governmental department, commission, board, bureau, agency or instrumentality (and prompt notice of any other dispute between the Borrower and any governmental or regulatory body or other person or entity), if such litigation or proceeding (or other dispute) might substantially interfere with, or have a material and adverse effect upon, (A) the financial condition, business or operations of the Borrower (B) the value of the Collateral, (C) the Borrower's ability to perform this Agreement or the Mortgage Debenture, or (D) the Lender's ability to enforce this Agreement or the Mortgage Debenture (any such notice to be furnished, at latest, within ten (10) calendar days after the Borrower's receipt of notice of the commencement of, or of any adverse determination in, any such litigation, proceeding or other dispute);
(iii) Prompt notice of any material, adverse change in the financial condition or results of operations of the Borrower and of any other event or development which might have a material, adverse effect upon the ability of the Borrower to perform this Agreement or the Mortgage Debenture or the ability of the Lender to enforce this Agreement or the Mortgage Debenture; and
(iv) At any time and from time to time, and with reasonable promptness, such further information relating to this Agreement or to the Borrower as the Lender may reasonably request.
(a)Shall pay all applicable taxes, assessments, levies, imposts and similar
(b)charges prior to the date after which penalties attach for failure to pay, except where the
(c)Borrower (without violating any other provision of this Agreement or the Mortgage Debenture)
(d)may contest any of the foregoing in good faith and by appropriate proceedings; and, except as
(e)may be permitted pursuant to Clause 6.01 hereof, shall otherwise comply in all material respects
(f)with all applicable laws, rules, regulations, Orders and licenses.
(g)Shall maintain and preserve any franchises and licenses necessary or
(h)useful in the proper conduct of its business; maintain and preserve all of its properties necessary
(i)or useful in the proper conduct of its business in good working order and condition, ordinary
(j)wear and tear excepted; and effect and maintain, with responsible and reputable insurance
(k)companies reasonably acceptable to the Borrower and the Lender, such insurance over and in
(l)respect of its assets and business, and in such manner and to such extent, as is reasonably
(m)acceptable to the Borrower and the Lender.
(n)Shall keep proper books of record and account, in which füll and correct
(o)entries shall be made of all financial transactions and of the assets and business of the Borrower,
(p)and keep correct copies of all documents relating thereto.
(h) Shall keep the Collateral free and clear of all charges, liens and other encumbrances,

except Permitted Liens and liens in favor of the Lender created under this Agreement and/or the Mortgage Debenture.
(i) Shall not dissolve or liquidate, or sell, mortgage, merge, pool, transfer or otherwise dispose of any of the Collateral, other than in the ordinary course of its business, and obsolete equipment which (if needed in the Borrower's business) is replaced with comparable equipment of equal or greater value;
(j) Shall not: (i) change its name; or (ii) make any substantial or significant change in the nature of the Borrower's business or operations; or (iii) acquire any assets or business or acquire or make any Investment if the value of such assets, business or investment is substantial in relation to the Borrower as a whole, unless such acquisition or investment is for the improvement of, or in keeping with the nature of, the Borrower's present business and has no material, adverse effect on the Lender;
(k) Shall not create, incur or permit to exist any Lien (as defined below) upon the Collateral or any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens (as defined below); as used herein, "Lien" shall mean any lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to the Collateral or any property or assets of the Borrower, and "Permitted Lien" shall mean (i) Liens for taxes not yet due or which are being contested if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP, as long as the same does not involve any danger of the sale, forfeiture or loss of property that is subject to the Mortgage Debenture or of any interest therein; (ii) any Liens arising in the ordinary course of business of the Borrower on equipment purchased after the date hereof to secure the purchase money financing incurred to purchase such equipment, (iii) any other Lien in favour of any other creditor approved in writing by the Lender or (iv) any lien in favor of the Lender.
(1) Shall not incur Indebtedness (as defined below) in excess of one million Barbados Dollars (BDS$ 1,000,000.00) at any one time, other than (i) Indebtedness owed to the Lender, (ü) Indebtedness owed to the Guarantor in the ordinary course of the Borrower's business; (iii) current liability for taxes and assessments incurred in the ordinary course of business, and (iv) Indebtedness in respect of current accounts payable (other than for borrowed funds or purchase money obligations) incurred in the ordinary course of business (provided that all Indebtedness referred to in clauses (üi) and (iv) shall be promptly paid and discharged when due or in conformity with customary trade practices); as used herein, "Indebtedness" shall mean all indebtedness and obligations for borrowed money or for the deferred purchase price of property or Services purchased, all obligations in respect of any letters of credit or acceptances issued or made for the Borrower's account, and all obligations in respect of any capital leases.
(m) Not to repay any loan made to the Borrower by any of its directors or shareholders or by any subsidiary without first obtaining the consent of the Lender.
5.02    Financial Covenants. Without limiting the generality of any of the foregoing covenants, representations and warranties, for so long as this Agreement remains in effect or any sum is or may become due from the Borrower hereunder:
(a)    The Borrower shall furnish the Lender, within ninety (90) calendar days after the end of each fiscal year of the Borrower, evidence (satisfactory to the Lender in the reasonable exercise of the Lender's discretion) that, as of the end of such fiscal year:
(i) The Borrower has maintained or caused to be maintained a Maximum Leverage Ratio (as defined below) of not more than two point five (2.5) to one point zero (1.0) for the financial year 2012; one point five (1.5) to one point zero (1.0) for the financial year 2013 and for the remainder of the Term of the Advance, one point five (1.5) to one point zero (1.0);
(b)    The Borrower shall furnish the Lender, within ninety (90) calendar days after the end of each fiscal year of the Borrower, evidence (satisfactory to the Lender in the reasonable exercise of the Lender's discretion) that, as of the end of such fiscal year:
(i) The Borrower has maintained or caused to be maintained a Debt Service Coverage Ratio (as defined below) of not less than one point three (1.3) to one point zero (1-0).
(c)    As used in this Agreement, the following capitalized terms shall have the definitions set forth below, the terms used in such definitions being used in accordance with generally accepted accounting principles and practices (applicable to corporations such as the
Borrower organized under the laws of, and having their principal places of business in, Barbados) consistently applied:
(i) "Debt Service Coverage Ratio" - shall mean that certain ratio the numerator of which equals EBIT (as hereinafter defined) plus depreciation expenses and the denominator of which equals the sum of gross interest expense plus current maturity of long term debt, in each case of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.
(ii) "EBIT" - shall mean the sum of (A) net income (B) tax expenses (C) interest expenses (D) other non-cash expenses (E) parent Company expenses and (F) losses (or minus) gains from the sale of assets (other than inventory in the ordinary course of business) less interest income, in each case of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.
(ii) "Maximum Leverage Ratio" shall mean that certain ratio the numerator of which equals total debt and the denominator of which equals EBITDA (as defined below); and
(iii) "EBITDA" shall mean the sum of (A) net income, (B) tax expenses, (C) interest expenses, (D) depreciation expenses, (E) amortization expenses, (F)

other non-cash items used to determine net income, (G) parent Company expenses and (H) losses (or minus gains) from the sale of assets (other than inventory in the ordinary course of business), less interest income, in each case of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.
(a)Without limiting the generality of any provisions of Clause 5.01 hereof,
(b)the Borrower's failure to satisfy (as of the end of any fiscal quarter) any one (or more) of the
(c)covenants set forth in Clause 4.02(a)(i) and Clause 4.02(a)(ii) above shall constitute an Event of
(d)Default for all purposes of this Agreement. The Lender's determination of all amounts referred
(e)to in Clause 4.02(a) (i) and (ii) above shall be conclusive, absent manifest error.
(f)The balance sheets and profit and loss accounts of the Borrower as of the
(g)end of each fiscal quarter, prepared in accordance with generally accepted accounting principles
(h)and practices consistently applied, and certified by the Borrower as the case may be, in such
(i)manner as is acceptable to the Lender, shall be delivered to the Lender not later than sixty (60)
(j)calendar days after the end of the fiscal quarter.
(k)The balance sheets and profit and loss accounts of the Borrower as of the
(l)end of each fiscal year, prepared in accordance with generally accepted accounting principles
(m)and practices consistently applied, and audited by an audit firm acceptable to the Lender, shall be
(n)delivered to the Lender not later than ninety (90) calendar days after the end of the fiscal year.
(o)To furnish to the Lender within fourteen (14) calendar days after the final
(p)audited balance sheet and profit and loss accounts of the Borrower for the financial year have
(q)been presented to the Borrower , a certified verification from the Borrower's auditor of the fixed
(r)asset register of the Borrower prepared in accordance with Generally Accepted Accounting
(s)Principles.
(h) Such other financial information regarding the Borrower as the Lender may reasonably require from time to time shall be delivered to the Lender not later than thirty (30) calendar days after a request is made for the same.
6. DEFAULT
6.01    Events of Default. Each of the following occurrences shall constitute an "Event of Default" hereunder:
(a)The Borrower fails to pay any portion of the Advance when such amount
(b)becomes due and payable hereunder; or the Borrower fails to pay any interest accrued hereunder
(c)(or any other amount owed to the Lender hereunder) within five (5) Business Days of the date

(d)when such amount becomes due and payable hereunder;
(e)The Borrower defaults in the observance or Performance of any covenant,
(f)agreement or undertaking of the Borrower expressed or implied in this Agreement or in the
(g)Mortgage Debenture and on the part of the Borrower to be observed and performed for more
(h)than thirty (30) calendar days after written notice from the Lender to the Borrower requiring such
(i)breach to be remedied;
(j)Any representation or warranty made by the Borrower under or in
(k)connection with this Agreement or the Mortgage Debenture, or any representation or warranty
(l)deemed to be made by the Borrower hereunder, proves to have been incorrect or misleading (in
(m)any way materially and adversely affecting the Lender) when made or when deemed to have
(n)been made, and reasonable notice of such default is provided by the Lender, but the Borrower
(o)fails to remedy such default within thirty (30) calendar days after its receipt of such notice;
(p)The Mortgage Debenture fails for any reason, except to the extent
(q)permitted under the terms thereof and/or the terms hereof, to effect (or to perfect or continue) a
(r)valid and enforceable, perfected, first-priority security interest securing the payment of all of the
(s)Borrower's obligations to the Lender hereunder or thereunder; or any other occurrence
(t)constituting a default, event of default or other event of acceleration pursuant to the Mortgage
(u)Debenture takes place;
(v)Any holder of (or any individual or entity entitled to benefit from) any
(w)mortgage, Charge (whether fixed or floating), pledge, lien, hypothecation, retention of title,
(x)encumbrance or other security interest or similar interest of any kind takes possession of any
(y)property of the Borrower or of any part thereof;
(z)An order is issued, or an effective resolution is passed, for the winding up
(aa)of the Borrower, or the Borrower otherwise ceases or threatens to cease to carry on its business
(ab)or substantially the whole of its business;
(ac)The Borrower fails to pay its debts as they become due, admits in writing
(ad)that it is unable to do so, or makes a general assignment for the benefit of creditors; or any
(ae)proceeding is commenced by or with respect to the Borrower:
(i) seeking to adjudicate it bankrupt or insolvent,
(ii) seeking the liquidation, winding up, reorganization, arrangement, adjustment, relief or composition of the Borrower or its debts (under any law relating to bankruptcy, insolvency, reorganization or relief of debtors), or
(iii) seeking the appointment of a receiver, trustee, intervenor, custodian or similar official for the Borrower or for any substantial part of its property;
or the Borrower takes any corporate action to authorize any of the actions set forth in this Clause 5.01(g);

(h) Any final judgment exceeding two hundred fifty thousand Barbados Dollars (BDS$250,000.00) (or the then equivalent amount in any other currency) entered against the Borrower shall for a period of ten (10) or more calendar days remain unsatisfied, discontinued or not subject to a stay of execution;
(i) The Borrower' s Charter is amended without the Lender's prior written consent and in a manner materially adverse to the interests of the Lender;
(j) Any legislation or any decree or other action by any governmental agency, instrumentality or subdivision materially and adversely affects the enforceability of this Agreement or the Mortgage Debenture, the ability of the Borrower to perform its obligations hereunder or thereunder, or any other interests of the Lender hereunder;
(k) This Agreement or the Mortgage Debenture is, or becomes, invalid or ineffective (or unenforceable against the Borrower), in whole or in part, in any respect materially adverse to the interests of the Lender;
(1) The Borrower asserts or at any time denies it has any further liability or Obligation to the Lender under this Agreement or under the Mortgage Debenture;
(m) Any change in the ownership of the Borrower occurs that adversely affects the Borrower's ability to perform its obligations under this Agreement or under the Mortgage Debenture or the Lender's ability to enforce its interests, rights or remedies hereunder or thereunder;
(n) Any action or proceeding affecting the Borrower or its property and pending before any court, governmental agency or arbitrator (or the issuance of any judgment, order or decree, or any other occurrence, in any such action or proceeding) materially and adversely affects the financial condition or operations of the Borrower, the value of the Collateral, the ability of the Borrower to perform this Agreement or the Mortgage Debenture, or the ability of the Lender to enforce this Agreement or the Mortgage Debenture;
(o) The confiscation, seizure, appropriation, expropriation, requisition for title or use, retention, control, restraint, destruction or interference with, of or with respect to any Collateral or any other property of the Borrower occurs by or under the order of the Government of Barbados (or any agency, instrumentality or subdivision thereof), so as to materially and adversely affect the Borrower's ability to perform, or the Lender's ability to enforce, this Agreement or the Mortgage Debenture;
(p) Any indebtedness of the Borrower to the Lender not arising under this Agreement or any indebtedness of the Borrower to any other entity or individual which is outstanding in a principal amount in excess of five hundred thousand Barbados Dollars (BDS$500,000.00) (or the equivalent in any other currency, as determined by the Lender) is not fully paid when such indebtedness becomes due and payable (whether at its stated date of maturity, by virtue of acceleration or otherwise) and remains unpaid (in whole or in part) after any applicable grace period; or the Borrower fails, in any material respect, to perform (or any other default, or other event permitting acceleration of the maturity of any indebtedness, occurs under the terms of) any agreement relating to any indebtedness of the type and amount described in this Clause 5.01(p); or
(q) It becomes unlawful or impossible for the Lender to continue to effect or rund the facility contemplated under this Agreement;
(r) After giving the Lender advance written notice of a Prepayment pursuant to Clause 1.07 hereof, the Borrower fails to make such Prepayment on the date (or fails to make such Prepayment in the amount) stated in such notice.

7.02    Acceleration.
(a)    If one or more of the foregoing Events of Default shall occur, then the Lender
(acting, except as otherwise expressly provided herein, without presentment, demand, protest or any advance notice to the Borrower, all of which are hereby expressly waived by the Borrower)
may, at the Lender's sole discretion (at any time after any such Event of Default), declare the outstanding principal balance of the Advance, all unpaid interest thereon and all other amounts owing to the Lender under this Agreement to be immediately due and payable, whereupon:
(i)    The outstanding principal balance of the Advance, all unpaid interest then accrued thereon and all other amounts then owing to the Lender under this Agreement shall immediately become and be due and payable in füll.
(ii)    The Lender may, at its sole discretion and at any time or from time to time, treat all amounts owing to the Lender under this Agreement, including without limitation all accrued but unpaid interest, as past due obligations secured by all of the Collateral for purposes of the enforcement of the Mortgage Debenture or for purposes of any provisions hereof relating to any of the Collateral.
(iii)    The Lender may, in its sole discretion, exercise any other remedies it may have hereunder, under the Mortgage Debenture or under any law, regulation or other contract.

(b)    After the occurrence of any or all of the events and actions described in
Clause 5.02(a) hereof, the Borrower shall remain fully liable to the Lender for any deficiencies remaining with respect to any amounts owing to the Lender hereunder.
8. MISCELLANEOUS PROVISIONS
8.01    (a)    Further Assurances. The Borrower at its expense shall take any lawful actions and execute, deliver, file and register any documents (and correct any errors or omissions determined by the Lender, in its discretion but in good faith, to exist in this Agreement or in the Mortgage Debenture) which the Lender may (in its discretion but in good faith) deem necessary or appropriate in order to further the purposes of this Agreement or of the Mortgage Debenture; and, without limiting the generality of any provisions in Clause 5.01 hereof, the Borrower's failure in any respect to comply with this Clause 6.01 shall constitute an Event of Default for all purposes of this Agreement.
(b) Taxes. Etc.
(i) Any and all payments made by or on behalf of the Borrower to (or to the credit of) the Lender hereunder or under any related documents shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, excluding all income taxes, franchise taxes and other taxes of Barbados and of the jurisdiction of the Lender's Iending office or any political subdivision of either thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by the Borrower to the Lender hereunder or under any related document, then (A) the sum payable shall be increased as may be necessary so that after all required deductions of Taxes (including Taxes applicable to additional sums payable under this Clause 6.01(b)) are made, the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) all such deductions shall be made, and (C) the füll amount deducted shall be remitted by the Borrower to the relevant taxation authority or other authority in accordance with applicable law.
(ii) In addition, the Borrower agrees to pay any stamp duties and any filing, registration and recording fees and similar fees which arise from the execution, delivery, registration or filing of, or otherwise with respect to, this Agreement or the Mortgage Debenture (hereinafter referred to as "Other Taxes").
(iii) Upon written demand from the Lender and the Borrower's receipt of the Originals (or certified copies) of any receipts evidencing the payment of any Taxes or Other Taxes by the Lender, the Borrower shall indemnify the Lender for the füll amount of Taxes and Other Taxes (including, without Hmitation, any Taxes (or Other Taxes) imposed by any jurisdiction on amounts payable under this Clause 6.01(b)) paid by the Lender and for any liability arising in connection therewith.
(iv) Within thirty (30) calendar days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Lender the original (or a certified copy) of a receipt evidencing the payment thereof.
(v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Clause 6.0 l(b) shall survive the payment in füll of any other obligations of the Borrower to the Lender hereunder.
(a)Amendments, Etc. No amendment or waiver of any provision in this
(b)Agreement or in the Mortgage Debenture, nor any consent of the Lender to any departure by the
(c)Borrower therefrom, shall in any event be effective unless the same shall be in writing and
(d)executed by the Lender and, in the case of any such amendment, also by the Borrower; and then
(e)any such waiver or consent shall be effective only in the specific instance and for the specific
(f)purpose for which given.
(g)No Waiver; Remedies. No failure on the part of the Lender to exercise,
(h)and no delay of the Lender in exercising, any right under this Agreement or under the Mortgage
(i)Debenture shall operate as a waiver thereof; nor shall any single or partial exercise of any right
(j)of the Lender under this Agreement or under the Mortgage Debenture preclude any other or
(k)further exercise thereof or the exercise of any other right of the Lender. The remedies of the
(l)Lender afforded by this Agreement or by the Mortgage Debenture are cumulative and not
(m)exclusive of any other remedies of the Lender afforded by law or contract, and any or all
(n)remedies afforded hereby or by law or other contract may be pursued simultaneously or
(o)consecutively, at the Lender's reasonable discretion.
(p)Costs and Expenses.
(i) The Borrower agrees it shall, within thirty (30) calendar days after demand, pay (or reimburse the Lender for) all reasonable costs and expenses (including without Hmitation court costs, reasonable experts' fees and expenses, reasonable attorneys1 fees and expenses) incurred by the Lender (whether or not any litigation is commenced and, if litigation is commenced, whether incurred at trial level, on appeal, in bankruptcy proceedings or otherwise) in connection with the enforcement of this Agreement or of the Mortgage Debenture or the protection of any of the Lender's rights hereunder or thereunder, including without limitation all such costs and expenses incurred by the Lender as a result of any failure of the Borrower to perform any of its duties or obligations hereunder or thereunder. At the time of any demand hereunder the Lender shall provide reasonable supporting data and information.

(ii) The Borrower agrees it shall, prior to disbursement or within thirty (30) calendar days after demand, pay (or reimburse the Lender for) all reasonable costs and expenses (including without limitation printing, travel, Publicity and any other out-of-pocket costs and reasonable legal costs) incurred by the Lender in connection with the preparation, negotiation, execution and filing of this Agreement or of the Mortgage Debenture. At the time of any demand hereunder the Lender shall provide reasonable supporting data and information.
(iü) The Borrower agrees it shall, on disbursement of the Advance, pay to Lender a structuring fee of point two five per cent (0.25%) of the amount disbursed on the date of disbursement.
(a)Rieht of Set-Off. If any Obligation of the Borrower to the Lender becomes
(b)past due hereunder or under the Mortgage Debenture, the Lender is hereby authorized at any
(c)time and from time to time thereafter, to the füllest extent permitted by law, to set off and apply,
(d)without advance notice to the Borrower, any and all deposits (time or demand, provisional or
(e)final) at any time held (and any and all other indebtedness at any time owing) by the Lender to or
(f)for the credit or account of the Borrower against such Obligation of the Borrower to the Lender,
(g)whether or not the Lender shall have made any demand regarding such Obligation. The Lender
(h)agrees promptly to notify the Borrower after any such set-off and application. The rights of the
(i)Lender under this Clause 6.01(f) are in addition to all other rights and remedies (including any
(j)other rights of setoff) which the Lender may have at any time.
(k)Severabilitv; Construction. Any provision of this Agreement or of any
(l)related document which is prohibited or unenforceable in any jurisdiction shall, as to such
(m)jurisdiction, be ineffective to the extent of such prohibition or unenforceability without
(n)invalidating the remaining provisions of the same agreement or affecting the validity or
(o)enforceability of such provision in any other jurisdiction. It is the intention of the parties to this
(p)Agreement that if any provision hereof or of the Mortgage Debenture is capable of two
(q)constructions, one of which would render the provision void or voidable and the other of which
(r)would render the provision valid, the provision shall have the meaning which renders it valid.
(s)No ambiguity in any provision hereof or of the Mortgage Debenture shall be construed against
(t)the Lender by reason only of the fact that such provision was drafted by the Lender or by its
(u)legal counsel.

(h) Survival. All covenants, agreements, representations and warranties made by the Borrower herein or in the Mortgage Debenture shall, notwithstanding any investigation by the Lender, be deemed material and be deemed to have been relied upon by the Lender and shall survive the execution and delivery to the Lender of such agreement.
(i) Binding Effect: Assignment, This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights and/or obligations hereunder or under the Mortgage Debenture, and any such assignment or transfer purported to be made by the Borrower shall be null and void. The Lender may at any time transfer or assign (or grant a participation or participations in) any or all of its rights and/or obligations hereunder and/or under the Mortgage Debenture) without the consent of the Borrower, provided that any such transfer, assignment or participation is made to another financial Institution (including, without limitation, any financial Institution affiliated with the Lender). After any such transfer(s) or assignment(s) of any or all such rights and/or obligations of the Lender, the Lender may serve (but shall not be obligated to serve) as agent bank with respect thereto for the transferee(s) or assignee(s) thereof.
(j) Notices. Unless otherwise expressly provided herein, all notices and Orders given in writing (including facsimile transmission or telex) under this Agreement or the Mortgage Debenture executed by the Borrower or the Lender shall be deemed given when received at the applicable address set forth below (or at any other address of which the recipient shall have notified the sender pursuant to this Clause 6.0l(j):

Lender    Borrower
Citicorp Merchant Bank Limited    PSMT (Barbados) Inc.
Cedar Court    Green Hill
Wildey Business Centre    St. Michael
Wildey, St. Michael    Barbados
Barbados
Attention: Business Manager    Attention: AtulPatel
Email:    email: apatel@pricesmart.com
Facsimile #: (246) 421-7893    Facsimüe #: 1-858-404-8838
Notices and Orders under this Agreement or the Mortgage Debenture may be by telex communication (whether or not tested) or by other written communication, including facsimile transmission. Any notice from the Borrower or the Lender to the other given by untested telex communication or facsimile transmission shall be confirmed by the sender in a writing, signed in the original, placed in the mail (for air mail) within twenty-four (24) hours thereafter. In the case of a discrepancy between an initial notice, as understood by the recipient, and such conflrmation thereof, the initial notice as understood by the recipient shall control, and shall bind the sender, as to any action taken by the recipient before its receipt of such confirmation, even if such action is in error (provided that any such error is made in good faith and does not result from gross negligence on the part of the recipient).

(k) Lender May Perform. If the Borrower fails to perform any agreement contained herein or in the Mortgage Debenture, the Lender may itself perform, or cause the Performance of, such agreement, and all expenses of the Lender incurred in connection therewith (including without limitation all reasonable attorneys1 fees, whether or not any litigation is commenced) shall be payable by the Borrower upon demand.
(1) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Barbados.
(m) Terminology. For purposesof this Agreement:
(i)"hereof, "herein", "hereby", "hereunder", "herewith", "hereafter," "hereinafler" and similar terms refer to this Agreement in its entirety, and
(ii)"attorneys' fees" includes, without limitation, all attorneys' fees reasonably incurred in connection with any judicial, bankruptcy, administrative or other proceedings, including any appellate proceedings, whether such proceedings arise before or after entry of a final judgment, as well as all attorneys' fees reasonably incurred without the commencement of any suit or other proceedings.
(n) Captions. Captions in this Agreement are included herein for convenience of reference only and shall not in any way amplify, limit or otherwise constitute a part of or affect this Agreement for any other purpose.
(o) Savings Clause. Should any interest or other charges paid hereunder result in the computation or earning of interest in excess of the maximum rate or amount of interest permitted by applicable law, such excess interest and charges shall be (and the same hereby are) waived by the Lender, and the amount of such excess shall be automatically credited against, and be deemed to have been payments in reduction of, the principal then due hereunder, and any portion of such excess which exceeds the principal then due hereunder shall be paid by the Lender to the Borrower.
(p) Füll Recourse, Notwithstanding any other provisions of this Agreement or of the Mortgage Debenture, the Lender has and shall have füll recourse against the Borrower itself and all its assets in order to obtain payment in füll of the Advance, of all interest accruing thereon and of any and all other obligations, fees, charges, expenses and other sums to be paid hereunder by the Borrower (and any interest accruing thereon).
(q) Indemnification and Exculpation. The Borrower hereby agrees tp indemnify and hold harmless the Lender and any affiliates of the Lender (and all directors, officers, employees, attorneys and agents of the Lender and of any affiliates of the Lender) from and against all Claims, causes of action, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, fees, taxes and other liabilities, including without limitation reasonable attorneys' fees (whether incurred at trial, at any appellate level, or without litigation), by whomsoever brought or caused, which may at any time or times be imposed upon, incurred by or asserted against the Lender or any other of such indemnitees, in any way arising under or relating to this Agreement, the Mortgage Debenture or any transaction contemplated herein or therein (except to the extent of such indemnitee's gross negligence or willful misconduct). Moreover, except to the extent of his, her or its gross negligence or willful misconduct, neither the Lender nor any other of such indemnitees shall at any time incur any liability whatsoever to the Borrower (and the Borrower hereby expressly waives and releases any and all Claims and causes of action whatsoever which the Borrower may at any time or times have against the Lender or any other of such indemnitees) in connection with this Agreement, the Mortgage Debenture, or any transaction contemplated herein or therein.
(r) Confidentialitv.    The Lender agrees to hold all confidential
Information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling such Information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent the Lender from disclosing and/or transferring such confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by Statute, rule, regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Lender prohibited by this Agreement, (iv) in connection with any litigation with respect to this Agreement or the documents executed in connection herewith to which the Lender is a party, or in connection with the exercise of any remedy hereunder or under this Agreement, (v) to the Lender's legal counsel and independent auditors and accountants, (vi) to the Lender's branches, subsidiaries, representative offices, affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provisions of any Service and for data processing, statistical and risk analysis purposes), and (vii) subject to provisions substantially similar to those contained in this sub-clause, to any actual or proposed participant or assignee.
[Intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Countersigned

Secretary
THE COMMON SEAL of PSMT (BARBADOS) )
INC. was hereto affixed by the order of the Board of Directors in the presence of:
Director
Witness: Name: Abode: Description:
THE COMMON SEAL of CITICORP MERCHANT BANK LIMITED was hereto affixed by Order of the Board of Directors in the presence of:

Countersigned

Director